  EXHIBIT 99.1

Correlate Energy Corp. Announces Strong Second Quarter Results as Momentum Accelerates

BOISE, Idaho -- August 15, 2023 – Correlate Energy Corp. (OTCQB: CIPI) (“Correlate” or the “Company”), a growth-oriented distributed energy company, reported financial results on August 11, 2023, for the second quarter ended June 30, 2023.

Q2 2023 Highlights

•	Achieved revenue of $4,158,122 in Q2 2023 vs. $236,690 in Q2 2022

•	Operating expenses for the three months ended June 30, 2023, totalled $1,460,362

Business Highlights During Q2 2023

•	Secured $11.9 Million to develop and install one of Pennsylvania’s largest corporate solar projects

•	Strengthened senior management team by bringing on board two seasoned professionals, Roger Baum, and Jed Freedlander

•	Launched joint venture with eDGe Renewable Partners targeting $100M initial capital deployment to accelerate microgrid development

•	Raised over $2.5 million in funding from a private placement of a secured note offering

•	Currently installed portfolio of 1.940 MW including 1.711 MW completed during Q2 2023

Message to Shareholders

Correlate Energy Corp. believes that demand for renewables will continue to grow exponentially through 2030 and beyond. The Solar Energy Industries Association (SEIA) expects the US solar industry to nearly triple in size over the next five years. According to U.S. Department of Energy (US DOE), the existing electrical infrastructure in the United States proves inadequate for accommodating the surging demand for renewable energy. As a result, the need for localized energy systems that can operate independently or in connection with the main power infrastructure, such as microgrids, will play a pivotal role in facilitating the ongoing transition to renewable energy in the United States.

“Correlate Energy Corp. is led by a team of rare and accomplished energy project experts, dedicated to addressing this burgeoning challenge. The embracing of distributed energy in the United States not only promises significant environmental benefits but also presents a large economic opportunity to unlock value for our shareholders.” said Todd Michaels, Chief Executive Officer of Correlate Energy Corp.

Massive institutional project investment funding and consistent long-term government incentives are key drivers of the decentralized energy trend in the United States. That combined with material electrical cost savings and robust customer demand create an unparalleled economic opportunity.

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Non-GAAP Reconciliation and Business Outlook

Looking forward, we are focused on operational excellence as we invest to drive growth. Our Q2 2023 revenue at $4.1 million, signifies increased momentum in a booming market.

The following table summarizes a reconciliation between reported GAAP revenue and non-GAAP revenue:

	For the three months ended June 30		For the six months ended June 30
	2023	2022	2023	2022
GAAP Revenue	$4,158,122	$236,690	$4,208,856	$305,098
Non-GAAP Adjustments[1]:
Customer Deposits	$257,761	$1,114,154	$257,761	$1,114,154
Additional Contracted Revenue	$34,691,168	$2,136,057	$34,691,168	$2,136,057
Discounts on Revenue	$150,000	$0	$150,000	$0
Total Non-GAAP Adjustments	$35,098,929	$3,250,211	$35,098,929	$3,250,211

Total Non-GAAP Revenue	$39,257,051	$3,486,901	$39,307,785	$3,555,309

1 Correlate performs certain adjustments to GAAP revenue to approximate expected revenue from executed contracts in place, which are either under installation or pre-installation. Customer deposits represent cash that has been received from contracted customers but not yet recognized as revenue under GAAP. Additional contracted revenue represents any other expected revenue from contracted customers but certain milestones have not yet been achieved. Correlate considers non-GAAP revenue to be important indicators of the operational strength of the business because it indicates the value that each of the contracted projects will bring to the Company in the near term. All current projects under construction are expected to be completed within six months.

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About Correlate Energy Corp.

Correlate Energy Corp. (OTCQB: CIPI) is a publicly-traded company strategically positioned to capitalize on America’s unstoppable trend toward decentralized energy generation. The company employs a three-pronged strategy aimed at creating stockholder value from this multi-trillion-dollar trend. First, Correlate seeks to finance, develop, and profitably sell localized clean energy solutions and microgrids to industrial, commercial, and residential customers. Secondly, Correlate plans to retain ownership of some of these energy systems and thereby realize ongoing, reliable cash flow. Third, Correlate seeks to acquire proven renewable energy companies in order to exponentially grow earnings per share for investors. Correlate’s management and board consist of industry experts who, during their careers, have successfully financed, developed, and installed over two billion dollars of clean energy projects for their clients. To learn more go to: https://www.correlate.energy/investors.

General inquiries:

Correlate Energy Corp.

www.correlate.energy

(855) 264-4060

info@correlateinc.com

Forward-Looking Statements

This news release may include forward-looking statements regarding Correlate Energy Corp., its subsidiaries, business and project plans. Such forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the United States Securities and Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor created by such sections. Where Correlate Energy Corp. expresses or implies an expectation or belief about future events or results, such expectation or belief is believed to have a reasonable basis. However, forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Correlate Energy Corp. does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

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